UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1933 or Section 30(f) of the Investment Company Act of 1940.

                                  Eric W. Gaer
                               13597 Tiverton Road
                               San Diego, CA 92130
                     (Name and Address of Reporting Person)

                          Greenland Corporation (GCCP)
                   (Issuer Name and Ticker or Trading Symbol)

                                   August 1998
                            (Statement of Month/Year)

                                    Director
                  (Relationship of Reporting Person to Issuer)

         Common Stock            August 1, 1998                  "S"                 200,000             "A"             $.27
      (Title of Security)      (Transaction Date)        (Transaction Code)       (Securities)       (Acquired)         (Price)

                                     370,000
            (Amount of Securities Beneficially Owned at End of Month)
                                     Direct
                                   (Ownership)

         Common Stock            August 10, 1998                 "S"                 25,000              "A"             $.30
      (Title of Security)      (Transaction Date)        (Transaction Code)       (Securities)       (Acquired)         (Price)

                                     395,000
            (Amount of Securities Beneficially Owned at End of Month)
                                     Direct
                                   (Ownership)


                                                         September 10, 1998
         Eric W. Gaer                               --------------------------